Corporate News  Public Affiars

                                        Ford Motor Company
                                        The American Road
                                        Room 904
                                        Dearborn, MI 48121

                                        Telephone (313)322-9600
                                        Fax (313)845-0570

FOR RELEASE AT 8:00 A.M. E.D.T. WEDNESDAY, OCT. 26

Contact:      For media inquiries:          For broadcast media:
              Kathryn Blackwell             Lin Cummins
              (313) 322-9600                (313) 322-9600

              Stockholder inquiries:
              (313) 845-8540


FORD POSTS SOLID THIRD-QUARTER EARNINGS


     DEARBORN, Mich., Oct. 26 -- Steady improvement in most automotive markets and another record performance in financial services provided Ford Motor Company with third-quarter earnings of $1.04 per share of common and Class B stock, compared with 40 cents per share in the same period last year. (Earnings per share data have been adjusted to reflect the company's 2-for-1 stock split in the form of a 100 percent stock dividend which was effective June 6, 1994.)

     The third-quarter results marked the seventh-straight quarterly earnings improvement for the company. Total earnings were $1.124 billion, a third-quarter record. Earnings in the third quarter of 1993 were $463 million, including a favorable one-time effect of $140 million because of new U.S. tax legislation.

     "These results reflect Ford's improving financial performance," said Alex Trotman, chairman and chief executive officer. "We are strengthening the fundamentals of our business to support long-term growth and enhance our worldwide competitive position."

Summary of Third-Quarter 1994 Results Compared with 1993
- --------------------------------------------------------

Overview

- - Total earnings were $1.124 billion, compared with $463 million in the third quarter, 1993.
- -  Earnings per share were $1.04, compared with $.40 last year.
- - Worldwide sales and revenues were $30.6 billion, compared with $24.5 billion.

Automotive

- - Net income from worldwide automotive operations was $601 million, compared with $72 million.
- - Worldwide automotive after-tax return on sales was 2.4 percent, compared with 0.4 percent.
- - Net income from U.S. automotive operations was a third-quarter record $578 million, compared with $333 million.
- - Automotive operations outside the U.S. earned $23 million, compared with a loss of $261 million.

Financial Services Group

- - The Financial Services Group earned $523 million, compared with $391 million.
- -  Ford Credit earned $315 million, compared with $275 million.
- - The Associates Corporation of North America earned $162 million, compared with $134 million.
- -  USL Capital earned $27 million, compared with $16 million.

Balance Sheet

- - Stockholders' equity was $20 billion, compared with $15.8 billion.
- - Automotive cash and marketable securities were $13.9 billion, compared with $9.3 billion.
- -  Automotive debt was $7.2 billion, compared with $7.9 billion.
- -  Capital spending was $2.5 billion, compared with $1.8 billion.

Sales & Market Share

- - Worldwide factory unit sales were 1,526,000, compared with 1,306,000.
- - Combined car and truck market share in the U.S. was 25.2 percent, compared with 25.7 percent last year.
- -  European car and truck share was 12.7 percent, compared with
   12.5 percent.

Automotive Operations
- ---------------------

     Ford's net income from worldwide automotive operations improved $529 million, compared with the third quarter of 1993. The after-tax return on sales was 2.4 percent, up 2.0 percentage points from last year. U.S. automotive operations showed continued strength with a $245 million improvement over the prior year (a $416 million improvement excluding the effect of favorable 1993 U.S. tax legislation). The company projects U.S. industry sales of about 15.5 million cars and trucks for 1994, compared with 14.2 million units in 1993.

     "We expect that vehicle demand in the U.S. will continue to be healthy. There should be plenty of life left in this cycle. Our new products are improving the quality of our market share and we have plans to further strengthen our car and truck lines over the next couple of years," Trotman said. "The Ford Windstar has helped increase our third-quarter share of the important minivan segment by eight percentage points compared with last year. The new Ford Contour and Mercury Mystique and the redesigned Ford Explorer and Lincoln Continental should provide further momentum."

     Automotive operations outside the U.S. improved $284 million. Ford's European automotive operations (excluding
Jaguar) earned $25 million, compared with a loss of $217 million a year ago.

     "Europe is in the early stages of economic recovery and we expect to see continued improvements in most countries," Trotman said. "Our team in Europe has done an excellent job in strengthening our operations there. We are well-positioned for further progress."

     European industry sales for 1994 are projected to be about
13.3 million units, compared with 12.5 million units in 1993.
Industry volumes were up in most major markets in the third quarter compared with last year.

The Financial Services Group
- ----------------------------

     The Financial Services Group earned $523 million, a third-quarter record. The Group's profit was up $132 million, compared with the $391 million earned during the same period last year ($422 million excluding the effect of 1993 U.S. tax legislation).

     The Group's improvement included earnings of $162 million by The Associates Corp. of North America -- the best quarter in the company's history -- compared with $134 million in the third quarter of 1993. Ford Credit posted earnings of $315 million and USL Capital recorded a profit of $27 million, both third-quarter records.

     "All three of the Group's operations turned in record profits this quarter, and we are extremely pleased by their contribution to the company's bottom line," Trotman said.


Outlook -- Ford Focuses on Long-Term Growth
- -------------------------------------------

     "This is one of the most exciting periods in Ford Motor Company's history," Trotman said. "We're preparing for the future by driving for improved efficiency, lower cost and ever improving quality of our products and services in all of our established markets. At the same time, we are preparing for long-term growth by entering high-potential new markets worldwide."
                                       # # #
10/26/94

                    Ford Motor Company and Subsidiaries

                                HIGHLIGHTS
                               --------------


                                       Third Quarter              Nine Months
                                  --------------------      ---------------------
                                    1994        1993         1994        1993
                                  --------    --------      --------   -------
Worldwide factory sales of cars
 and trucks (in thousands)
- - United States                     1,004         859        3,213       2,883
- - Outside United States               522         447        1,788       1,630
                                    -----       -----        -----       -----
   Total                            1,526       1,306        5,001       4,513
                                    =====       =====        =====       =====
Sales and revenues (in millions)
- - Automotive                      $24,926     $20,107      $79,371     $68,057
- - Financial Services                5,696       4,391       15,425      12,623
                                  -------     -------      -------      -------
   Total                          $30,622     $24,498      $94,796     $80,680
                                  =======     =======      =======     =======

Net income (in millions)
- - Automotive                      $   601     $    72      $ 2,739         643
- - Financial Services                  523         391        1,000*      1,167
                                  -------     -------      -------     -------
   Total                          $ 1,124     $   463      $ 3,739     $ 1,810
                                  =======     =======      =======     =======

Capital expenditures (in millions)
- - Automotive                      $ 2,426     $ 1,807      $ 5,906     $ 4,712
- - Financial Services                   50          25          171          67
                                  -------     -------      -------     -------
   Total                          $ 2,476     $ 1,832      $ 6,077     $ 4,779
                                  =======     =======      =======     =======

Stockholders' equity at
 September 30
- - Total (in millions)             $19,985     $15,827      $19,985     $15,827
- - After-tax return on Common and
   Class B stockholders' equity      26.7%       12.7%        33.1%       17.8%

Automotive cash, cash equivalents,
 and marketable securities at
 September 30 (in millions)       $13,915     $ 9,284      $13,915     $ 9,284

Automotive debt at September 30
 (in millions)                    $ 7,233     $ 7,887      $ 7,233     $ 7,887

Automotive after-tax return
 on sales                             2.4%        0.4%         3.5%        1.0%

Shares of Common and Class B Stock
 (in millions)
- - Average number outstanding        1,014         988        1,006         984
- - Number outstanding at
   September 30                     1,017         994        1,017         994

AMOUNTS PER SHARE OF COMMON AND
 CLASS B STOCK AFTER PREFERRED
 STOCK DIVIDENDS

Income
- - Automotive                      $  0.52     $     0      $  2.51     $  0.43
- - Financial Services                 0.52        0.40         0.99        1.19
                                  -------     -------      -------     -------
   Total                          $  1.04     $  0.40      $  3.50     $  1.62
                                  =======     =======      =======     =======

Income assuming full dilution     $  0.93     $  0.38      $  3.13     $  1.51

Cash dividends per share of
 Common and Class B Stock         $ 0.225     $  0.20      $  0.65     $  0.60




- - - - - -
*Includes a loss of $440 million related to the disposition of
First Nationwide Financial Corporation.


Share data have been restated to reflect the 2-for-1 stock split that became effective June 6, 1994.
/TABLE

                         Ford Motor Company and Subsidiaries

                              VEHICLE FACTORY SALES
                              ----------------------

                For the Periods Ended September 30, 1994 and 1993




                                          Third Quarter              Nine Months
                                    -----------------------     ---------------------
                                        1994         1993        1994         1993
                                    ----------   ----------     -------     ---------
North America
Cars - U.S.                          479,272      439,394    1,539,903    1,491,815
     - Canada                         27,650       24,444       98,580       94,890
     - Mexico                          9,227        8,448       34,632       39,302
                                    --------     --------   ----------   ----------
  Total cars                         516,149      472,286    1,673,115    1,626,007

Trucks - U.S.                        524,658      420,047    1,673,343    1,391,490
       - Canada                       36,186       25,256      114,288       84,135
       - Mexico                       11,223        8,414       30,709       28,979
                                    --------     --------   ----------   ----------
  Total trucks                       572,067      453,717    1,818,340    1,504,604
                                    --------     --------   ----------   ----------

  Total North America              1,088,216      926,003    3,491,455    3,130,611

Outside North America
Germany                              199,963      182,691      721,979      638,653
Britain                              110,107       88,352      346,927      323,793
Spain                                 60,986       24,896      224,688      163,205
Australia                             31,641       34,066       92,242       93,226
Taiwan                                18,006       26,638       69,428       94,980
Japan                                  8,694       12,910       25,596       42,080
Other countries                        8,518       10,027       28,428       26,175
                                    --------     --------   ----------   ----------
  Total outside North America        437,915      379,580    1,509,288    1,382,112
                                    --------     --------   ----------   ----------

  Total worldwide vehicle
   factory sales                   1,526,131    1,305,583    5,000,743    4,512,723
                                   =========    =========    =========    =========






Includes units manufactured by other companies and sold by Ford.
Factory sales are shown by source of manufacture, except within North America. In North America, U.S. sales include exports from
Canada, Mexico, and Australia. Canadian sales include exports from the U.S. and Mexico. Mexican sales include exports from the U.S.
and Canada.


                               Ford Motor Company and Subsidiaries

                                CONSOLIDATED STATEMENT OF INCOME
                                --------------------------------
                      For the Periods Ended September 30, 1994 and 1993
                                          (in millions)
                                                 Third Quarter                    Nine Months
                                             -------------------------       -----------------------
                                              1994            1993            1994           1993
                                             --------       ----------       --------       --------
                                                     (unaudited)                     (unaudited)
AUTOMOTIVE
Sales                                          $24,926        $20,107         $79,371         $68,057

Costs and expenses (Note 2)
Costs of sales                                  22,745         19,263          71,094          63,526
Selling, administrative, and other expenses      1,192          1,086           3,763           3,481
                                               -------        -------         -------         -------
  Total costs and expenses                      23,937         20,349          74,857          67,007

Operating income/(loss)                            989           (242)          4,514           1,050

Interest income                                    126            127             417             413
Interest expense                                   190            214             529             650
                                               -------        -------         -------         -------
  Net interest expense                             (64)           (87)           (112)           (237)
Equity in net income of affiliated companies        84            133             193             144
Net expense from transactions with
 Financial Services                                  9             10              28              27
                                               -------        -------         -------         -------
Income/(loss) before income taxes - Automotive   1,000           (206)          4,567             930

FINANCIAL SERVICES
Revenues                                         5,696          4,391          15,425          12,623

Costs and expenses
Interest expense                                 1,774          1,626           5,040           4,859
Operating and other expenses                     1,245            807           3,292           2,342
Provision for credit and insurance losses          400            409           1,153           1,186
Depreciation                                     1,390            827           3,490           2,207
Loss on disposition of Granite Management
 (First Nationwide)(Note 4)                          -              -             475               -
                                               -------        -------         -------         -------
  Total costs and expenses                       4,809          3,669          13,450          10,594
Net revenue from transactions with Automotive        9             10              28              27
                                               -------        -------         -------         -------

Income before income taxes - Financial Services    896            732           2,003           2,056
                                               -------        -------         -------         -------

TOTAL COMPANY
Income before income taxes                       1,896            526           6,570           2,986

Provision for income taxes (Note 5)                737             32           2,723           1,070
                                               -------        -------         -------         -------

Income before minority interests                 1,159            494           3,847           1,916

Minority interests in net income of
 subsidiaries                                       35             31             108             106
                                               -------        -------         -------         ------

Net income                                       1,124            463           3,739           1,810

Preferred stock dividend requirements               72             72             216             216
                                               -------        -------         -------         -------

Income attributable to Common
 and Class B Stock                             $ 1,052        $   391         $ 3,523         $ 1,594
                                               =======        =======         =======         =======

Average number of shares of Common and Class B
 Stock outstanding (Note 6)                      1,014            988           1,006             984

AMOUNTS PER SHARE OF COMMON STOCK AND CLASS B
 STOCK AFTER PREFERRED STOCK DIVIDENDS

Income                                         $  1.04        $  0.40         $  3.50         $  1.62
                                               =======        =======         =======         =======

Income assuming full dilution                  $  0.93        $  0.38         $  3.13         $  1.51

Cash dividends                                 $ 0.225        $  0.20         $  0.65         $  0.60

- - - - - -
The accompanying notes are part of the financial statements.

Share data have been restated to reflect the 2-for-1 stock split that became effective June 6, 1994.
/TABLE

                                    Ford Motor Company and Subsidiaries

                                        CONSOLIDATED BALANCE SHEET
                                        --------------------------
                                                (in millions)
                                                                          September 30,       December 31,
                                                                              1994                1993
                                                                          -------------       -----------
                                                                           (unaudited)
ASSETS
Automotive
Cash and cash equivalents                                                   $  7,193            $  5,667
Marketable securities                                                          6,722               4,085
                                                                            --------            --------
   Total cash, cash equivalents, and marketable securities                    13,915               9,752

Receivables                                                                    2,552               2,302
Inventories (Note 3)                                                           6,394               5,538
Deferred income taxes                                                          2,781               2,830
Other current assets                                                           1,499               1,226
Net current receivable from Financial Services                                 1,150                 834
                                                                            --------            --------
   Total current assets                                                       28,291              22,482

Equity in net assets of affiliated companies                                   3,244               3,002
Net property                                                                  25,989              23,059
Deferred income taxes                                                          4,992               5,427
Other assets                                                                   6,484               7,691
Net noncurrent receivable from Financial Services                                 81                  76
                                                                            --------            --------
   Total Automotive assets                                                    69,081              61,737

Financial Services (Note 4)
Cash and cash equivalents                                                      2,042               2,555
Investments in securities                                                      6,328               8,219
Net receivables and lease investments                                        124,832             119,535
Other assets                                                                  12,536               6,892
                                                                            --------            --------
   Total Financial Services assets                                           145,738             137,201
                                                                            --------            --------

   Total assets                                                             $214,819            $198,938
                                                                            ========            ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive
Trade payables                                                              $ 10,954            $  8,769
Other payables                                                                 2,212               1,976
Accrued liabilities                                                           12,835              10,815
Income taxes payable                                                             474                 160
Debt payable within one year                                                      96                 932
                                                                            --------            --------
   Total current liabilities                                                  26,571              22,652

Long-term debt                                                                 7,137               7,084
Other liabilities                                                             25,769              25,911
Deferred income taxes                                                          1,009               1,089
                                                                            --------            --------
   Total Automotive liabilities                                               60,486              56,736

Financial Services (Note 4)
Payables                                                                       2,359               1,881
Debt                                                                         119,056             103,960
Deposit accounts                                                                   0              10,549
Deferred income taxes                                                          2,891               2,287
Other liabilities and deferred income                                          7,152               5,583
Net payable to Automotive                                                      1,231                 910
                                                                            --------            --------
   Total Financial Services liabilities                                      132,689             125,170

Preferred stockholders' equity in subsidiary companies                         1,659               1,458

Stockholders' equity
Capital stock
 Preferred Stock, par value $1.00 per share (aggregate
  liquidation preference of $3.4 billion)                                          *                   *
 Common Stock, par value $1.00 per share (947 and 464 million shares issued)     947                 464
 Class B Stock, par value $1.00 per share (71 and 35 million shares issued)       71                  35
Capital in excess of par value of stock                                        5,139               5,082
Foreign currency translation adjustments and other                               268                (678)
Minimum pension liability adjustment                                            (381)               (400)
Earnings retained for use in business                                         13,941              11,071
                                                                            --------             --------
   Total stockholders' equity                                                 19,985              15,574
                                                                            --------             --------

   Total liabilities and stockholders' equity                               $214,819            $198,938
                                                                            ========            ========

- - - - - -
*Less than $1 million
The accompanying notes are part of the financial statements.

                                    Ford Motor Company and Subsidiaries

                              CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                              ----------------------------------------------
                             For the Periods Ended September 30, 1994 and 1993
                                               (in millions)
                                                                   Nine Months 1994        Nine Months 1993
                                                                 ---------------------  -----------------------
                                                                            Financial               Financial
                                                                Automotive  Services    Automotive  Services
                                                                ----------- ---------   ----------  --------
                                                                     (unaudited)               (unaudited)

Cash and cash equivalents at January 1                          $  5,667    $  2,555    $  3,504    $  3,182

Cash flows from operating activities before securities trading    10,717       6,852       6,158       5,453
Net (purchases)/sales of trading securities (Note 7)              (2,765)        (18)          -           -
                                                                --------    --------    --------    --------
   Net cash flows from operating activities                        7,952       6,834       6,158       5,453

Cash flows from investing activities
 Capital expenditures                                             (5,906)       (172)     (4,711)        (67)
 Proceeds from sale and leaseback of fixed assets                      0           -         729           -
 Acquisitions of other companies                                       -           0           -        (336)
 Acquisitions of receivables and lease investments                     -    (149,021)          -    (119,717)
 Collections of receivables and lease investments                      -     127,419           -     104,727
 Acquisitions of daily rental vehicles, net of disposals               -      (1,013)          -           0
 Purchases of securities (Note 7)                                   (116)     (9,515)    (66,511)    (11,423)
 Sales of securities (Note 7)                                        252       8,970      66,073      10,114
 Proceeds from sales of receivables                                    -       2,526           -       4,207
 Loans originated net of principal payments                            -        (207)          -        (949)
 Investing activity with Financial Services                            9           -        (174)          -
 Other                                                               407        (328)        (72)        230
                                                                --------    --------    --------    --------
   Net cash used in investing activities                          (5,354)    (21,341)     (4,666)    (13,214)

Cash flows from financing activities
 Cash dividends                                                     (869)          -        (814)          -
 Issuance of Common Stock                                            375           -         305           -
 Changes in short-term debt                                         (795)      8,024        (356)      2,295
 Proceeds from issuance of other debt                                158      15,265         401      17,299
 Principal payments on other debt                                    (41)    (10,262)       (292)    (10,257)
 Financing activity with Automotive                                    -          (9)          -         174
 Changes in customers' deposits, excluding
  interest credited                                                    -        (422)          -      (3,505)
 Receipts from annuity contracts                                       -         875           -         629
 Redemption of Hertz common and preferred stock (Note 8)               -        (145)          -           -
 Issuance of subsidiary company preferred stock                        -         202           -         375
 Other                                                               (20)        (24)       (142)         36
                                                                 -------    --------       -----     ------------
   Net cash (used in)/provided by financing activities            (1,192)     13,504        (898)      7,046

Effect of exchange rate changes on cash                              441         169         120         125
Net transactions with Automotive/Financial Services                 (321)        321        (899)        899
                                                                 -------    --------    --------    --------

   Net increase/(decrease) in cash and cash
    equivalents                                                    1,526        (513)       (185)        309
                                                                --------    --------    --------    --------

Cash and cash equivalents at September 30                       $  7,193*   $  2,042    $  3,319*   $  3,491
                                                                ========    ========    ========    ========

   Total cash and cash equivalents                                     $9,235                  $6,810
                                                                       ======                  ======

- - - - - -
*Automotive cash, cash equivalents, and marketable securities at
September 30 were as follows (in millions):
  1994 - $13,915; 1993 - $9,284

The accompanying notes are part of the financial statements.
/TABLE

                         Ford Motor Company and Subsidiaries

                           NOTES TO FINANCIAL STATEMENTS
                            ----------------------------
                                   (unaudited)


1. Financial Statements - The financial data presented herein are unaudited, but in the opinion of management reflect those adjustments necessary for a fair presentation of such information. Results for interim periods should not be considered indicative of results for a full year. Reference should be made to the financial statements contained in the registrant's Annual Report on Form 10-K (the "10-K Report") for the year ended December 31, 1993. For purposes hereof, "Ford" or the "Company" means Ford Motor Company and its majority-owned subsidiaries unless the context requires otherwise.

2. Selected Automotive costs and expenses are summarized as follows (in millions):

                                         Third Quarter                    Nine Months
                                       ----------------             --------------------
                                       1994       1993                1994         1993
                                      ------     -----              ------         -----
           Depreciation              $  555         $  592          $1,700         $1,809
           Amortization                 408            409           1,532          1,477

3.         Inventories are summarized as follows (in millions):

                                              September 30,    December 31,
                                                   1994            1993
                                              -------------    ------------
           Raw materials, work in process
            and supplies                         $3,050           $2,937
           Finished products                      3,344            2,601
                                                 ------           ------
              Inventories - Automotive           $6,394           $5,538
                                                 ======           ======

           Inventories - U.S. Automotive         $2,892           $2,575

4.         Sale of First Nationwide Bank

           On April 14, 1994, an agreement was entered into between Granite Savings Bank, a Federal Savings Bank (formerly First Nationwide Bank)(the "Bank") and First Madison Bank, FSB ("First Madison") for the sale of substantially all of the Bank's assets to, and the assumption of substantially all of the Bank's liabilities by, First Madison. The Bank is a wholly-owned subsidiary of Granite Management Corporation (formerly First Nationwide Financial Corporation)("Granite"), which in turn is a wholly-owned subsidiary of Ford. The transaction was completed on September 30, 1994.

           The Company recognized in First Quarter 1994 earnings a pre-tax charge of $475 million and an after-tax charge of $440 million related to the disposition of Granite, reflecting the non-recovery of goodwill and reserves for estimated losses on assets to be retained or repurchased by Granite. These assets will be liquidated over time as market conditions permit. The tax effect of this transaction takes into account differences between the book and tax basis of certain assets for which deferred taxes were not required to be provided under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". The Company's income statement includes the results of operations of Granite through March 31, 1994. The net assets of Granite at September 30, 1994 are included in the balance sheet under Financial Services - Other Assets. Historically, Granite (including the Bank) has not had a significant effect on Ford's operating results.

5.         Income Taxes
           ------------
           On August 10, 1993 the Omnibus Budget Reconciliation Act of 1993 was enacted in the U.S. Among other changes, the Act increased the federal income tax rate for corporations by one percentage point to 35% effective January 1, 1993. Net income in the third quarter of 1993 included a reduction of $140 million in the provision for income taxes as a result of restating U.S. deferred tax balances. The favorable effect reflected the higher tax rate applied to net deferred tax assets in the U.S.

6.         Stock Split
           -----------
           On April 14, 1994, the Company's Board of Directors declared a 2-for-1 stock split in the form of a 100% stock dividend on the Company's Common Stock and Class B Stock. The stock split became effective June 6, 1994, and share data have been restated to reflect the 2-for-1 stock split.

7.         Consolidated Statement of Cash Flows
           ------------------------------------
           Effective January 1, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity
           Securities". Accordingly, the purchases and sales of trading securities are included in cash flows from operating activities. Financial statements for the prior period were not restated.

8.         Acquisition of The Hertz Corporation
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           On March 8, 1994, Ford purchased from Commerzbank
           Aktiengesellschaft, a German bank, additional shares of common stock of Hertz aggregating 5% of the total outstanding voting stock, thereby bringing Ford's ownership of the total voting stock of Hertz to 54% from 49%. On April 29, 1994, Ford acquired 20% of Hertz' common stock from Park Ridge Limited Partnership, and Hertz redeemed the common stock (26%) and preferred stock of Hertz owned by AB Volvo for $145 million; these transactions resulted in Hertz becoming a wholly-owned subsidiary of Ford. In addition, a $150 million subordinated promissory note of Hertz held by Ford Credit was exchanged for $150 million of preferred stock of Hertz. Hertz' earnings included in Financial Services results for the third quarter and nine months ended September 30, 1994 were $61 million and $88 million respectively, compared with $19 million and $22 million included in Automotive results for the same periods a year ago (reflecting Ford's prior equity interest in Hertz).